Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-1 No. 333-115602) of Grande Communications Holdings, Inc. and Subsidiary and in the related Prospectus for the registration of 136,000 warrants representing 13,645,696 underlying shares of its common stock of our report dated March 23, 2007, with respect to the consolidated financial statements of Grande Communications Holdings, Inc. and Subsidiary included in this Registration Statement.

/s/ Ernst & Young LLP

Austin, Texas

April 25, 2007